                                                                    EXHIBIT 99.1
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                  HAWAIIAN AIRLINES PILOTS RATIFY NEW CONTRACT

HONOLULU -- Hawaiian Airlines pilots have ratified a new three-year contract.
With this agreement, all six of Hawaiian's union bargaining groups have negotiated new contracts, a condition for Hawaiian's successful exit from chapter 11.

Trustee Joshua Gotbaum commented, "Hawaiian's success comes in large part from the caring, competence and enthusiasm of its employees. Everyone is pleased that all our unions have now negotiated new contracts, so Hawaiian can exit chapter
11 and show how one of the nation's best airlines can become even better."

Gotbaum noted that, as with its other new union contracts and in contrast to those being negotiated elsewhere in the airline industry, the pilots' new contract includes pay increases, not pay cuts or overall cost cuts. It also includes productivity improvements to offset the costs of benefit and pay increases. Unlike some other airlines, the new contract maintains Hawaiian's pension plan, while establishing a process to transition to the defined contribution approach that is becoming standard in industry.

On March 10, the bankruptcy court conditionally approved the joint plan of reorganization submitted by Trustee Gotbaum, Hawaiian Holdings, Inc. (the airline's parent company), and Hawaiian's Official Committee of Unsecured
Creditors. A condition of that plan was that new contracts would be in place for all six bargaining units.

Members of Hawaiian's five other labor collective bargaining units, the
Association of Flight Attendants (AFA); both the Clerical and Mechanics units of the International Association of Machinists (IAM); the Transport Workers Union
(TWU); and the Network Engineering Group ratified new agreements earlier this year. The pilot agreement was the last to be put into place.

ABOUT HAWAIIAN AIRLINES

Hawaiian Airlines, the nation's number one on-time carrier, is recognized as one of the best airlines in America. Readers of two prominent national travel magazines, Conde Nast Traveler and Travel + Leisure, have both rated Hawaiian as the top domestic airline serving Hawaii in their most recent rankings, and the fifth best domestic airline overall.

Celebrating its 76th year of continuous service, Hawaiian is Hawaii's biggest and longest-serving airline, and the second largest provider of passenger air service between Hawaii and the U.S. mainland. Hawaiian offers nonstop service to
Hawaii from more U.S. gateway cities than any other airline. Hawaiian also provides approximately 100 daily jet flights among the Hawaiian Islands, as well as service to Australia, American Samoa and Tahiti.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (AMEX and
PCX: HA). Since the appointment of a bankruptcy trustee in May 2003, Hawaiian
Holdings has had no responsibility for the management of Hawaiian Airlines and has had limited access to information concerning the airline. Additional information is available at HawaiianAirlines.com.